Exhibit 5.1
May 1, 2024

First Industrial Realty Trust, Inc.
1 N. Wacker Drive, Suite 4200
Chicago, Illinois 60606

Ladies and Gentlemen:

This opinion is furnished in our capacity as special Maryland counsel for First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of that certain Post-Effective Amendment No.1 to Form S-8 Registration Statement dated May 1, 2024 (the “Post-Effective Amendment”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of (i) registering the offer of 2,884,180 shares of Common Stock (the “Carryover Shares”) under the Company’s 2024 Stock Incentive Plan (the “2024 Plan”) that were previously registered pursuant to that certain Registration Statement on Form S-8 (Registration Statement No. 333-238538) (the “Registration Statement”) and are no longer available for new awards under the Company’s 2014 Stock Incentive Plan, amended and restated as of December 1, 2018 and (ii) reflecting that the Carryover Shares available for issuance under the Registration Statement may be issued and sold under the 2024 Plan. Terms used but not defined herein shall have the respective meanings given to them in the Post-Effective Amendment. This opinion letter is being furnished at the Company’s request to fulfill the requirements of Item 8 of Form S-8, Compliance and Disclosure Interpretation 126.43 and Item 512(a)(1)(iii) of Regulation S-K promulgated under the Securities Act.
In connection therewith, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the following:

a.the Articles of Amendment and Restatement dated June 13, 1994, as further amended by Articles of Amendment dated June 6, 1996, May 12, 2011, May 9, 2013, and May 11, 2017, and as supplemented by Articles Supplementary dated November 14, 1995, May 13, 1997, June 5, 1997, October 16, 1997, December 12, 1997, February 3, 1998, March 16, 1998, May 26, 2004, May 26, 2004, June 1, 2004, November 7, 2005, January 12, 2006, August 17, 2006, and August 29, 2006 (the “Charter”);

b.the Third Amended and Restated Bylaws of the Company, dated May 7, 2015;

c.the 2024 Plan;

d.records of proceedings of the Board of Directors of the Company, including those certain resolutions adopted February 15, 2024 by the Board of Directors of the Company (the “Authorizing Resolutions”); and

e.the Post-Effective Amendment.

With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have not independently verified any factual matters or reviewed any documents other than the documents referred to above and accordingly we do not express any opinion as to matters that might have been disclosed by independent verification or review. As to matters of fact that have not been independently established, we have relied upon representations of officers of the Company.

We have further assumed that (i) prior to issuance of the Carryover Shares, valid consideration for the Carryover Shares has been received in full in accordance with the 2024 Plan and the Maryland General Corporation Law (“MGCL”) and the requirements of the compensation committee of the Board of Directors (the “Compensation Committee”) in granting awards under the 2024 Plan; (ii) to the extent that any Carryover Shares are being issued in exchange or upon exercise or conversion of any other securities, including any such securities and awards granted under the 2024 Plan, the requirements of clause (i) of this sentence shall have been satisfied as to the issuance of such other securities; (iii) prior to issuance of the Carryover Shares, the Post-Effective Amendment will have become effective; and (iv) all Carryover Shares will be issued and sold in compliance with applicable federal and state securities laws.
We are attorneys admitted to practice in the State of Maryland. We express no opinion concerning the laws of any jurisdictions other than the laws of the State of Maryland.
Based upon the foregoing, we are of the opinion that the Carryover Shares, when issued by the Compensation Committee or the Board as described in, and in a manner consistent with the requirements and limitations of, the Authorizing Resolutions the Post-Effective Amendment, and the 2024 Plan, will be duly authorized, validly issued, fully-paid, and non-assessable.
The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities, and that additional action will be taken by the Company to effect the issuance or acquisition of the Carryover Shares and recordation of such issuance on the books of the Company.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference we have not certified any part of the Post-Effective Amendment and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ McGuireWoods LLP